Exhibit 10.4

INTELLICELL BIOSCIENCES, INC

EXCLUSIVE CANADIAN NATIONAL LABORATORY SERVICES LICENSE

AGREEMENT

This LABORATORY SERVICES LICENSE AGREEMENT (this "Agreement"), dated as of December 15, 2011 (the "Effective Date"), by and between IntelliCell Biosciences Inc. a New York corporation with offices at 30 East 76th Street, New York, New York 10021 ("ICB") and RegenaStem Inc. a Canadian Federally Incorporating Company with offices located at 13 King Street West, Stoney Creek, Ontario, Canada LSG 1G9 Canada ("Licensee").

WHEREAS, ICB has developed patent pending Technology as hereinafter defined to be marketed under protected trademarks owned by IC13 or its Affiliates; and

WHEREAS, ICB desires to provide the exclusive rights, license and use of its Technology, certain equipment, ancillary supplies and ancillary services to Licensee so that Licensee can establish Tissue Processing laboratories for humans and animals on a turnkey basis in the country of Canada; and

WHEREAS, Licensee desires to utilize the Technology so that Licensee can provide Tissue Processing services for Licensee's own patients and patients of Referring Physicians and Veterinarians; as well as establish new Tissue-Processing facilities under its license with other parties and

WHEREAS, ICB agrees to provide Licensee with the exclusive right within the Territory to utilize the Technology and to process Specimens (as hereinafter defined) in the Laboratory Facilities; and

WHEREAS, ICB is willing to grant to Licensee the exclusive license for Canada, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

"Affiliate" of any Person shall mean with respect to any Person (the "Initial Person") any Person directly or indirectly controlling, controlled by, or under common control with, the Initial Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and under "common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Confidential Information" shall mean information that was or will be developed, created, conveyed or discovered by or on behalf of either Party, or which became or will become known by, or was or is conveyed to it which has commercial value in its business and includes, but is not limited to, trade secrets, copyrights, patent applications, computer programs, designs, technology, ideas, know-how, processes, compositions, data improvements, inventions (whether patentable or not), works of authorship, work for hire, business and product development plans, customer or patient lists, patient information, policies and procedures, and other similar information received in confidence by or for it, or developed exclusively for it by third parties, from any other person or entity.

"Disposables" shall mean the ICB prescribed supplies to be used in processing of each Specimen in accordance with the ICB Protocol to be sold by ICB to Licensee. The list of Disposables may be amended from time to time by ICB in accordance with changes in the ICB Protocol or the identification of alternative sources for such Disposables.

"Laboratory Facility" shall mean the facility located within Licensee's premises that shall be owned and operated by Licensee to house the Lab Equipment and perform Tissue Processing.

"Lab Equipment" shall mean the ICB prescribed suite of equipment as described in Exhibit E attached hereto which shall be owned by ICB and licensed for use to Licensee pursuant to the terms herein.

"Party" shall mean ICB or Licensee and, when used in the plural, shall mean ICB and Licensee.

"Patent" shall mean the patent applications set forth on Exhibit A attached hereto.

"Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, university, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

"ICB Protocol" shall mean the ICB prescribed procedures and processes to be followed by Licensee with regard to the handling and processing of the Specimens and the use and maintenance of the Lab Equipment in the Laboratory Facility, which may be changed from time by ICB with prior written notice to Licensee. A copy of the ICB Protocol is attached hereto as Exhibit 13.

"Referring Physician" shall mean a licensed physician approved by Licensee for submission of Specimens to the Laboratory Facility for Tissue Processing.

"Referring Veterinarian" shall mean a licensed veterinarian approved by Licensee for submission of Specimens to the Laboratory Facility for Tissue Processing.

"Specimen" shall mean a vial(s) of adipose tissue extracted from a patient and submitted to the Laboratory Facility by Licensee or a Referring Physician for processing into Adipose Stromal Vascular Fraction.

"Technology" shall mean the combination of technology, know-how and other intellectual property defined in the Patent and in other materials provided to Licensee by ICB and Affiliates of ICB and which facilitates, and is required for, the Tissue Processing.

"Territory" shall mean solely the geographical area set forth on Exhibit C attached hereto.

"Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

"Trademarks" shall mean the trademarks set forth on Exhibit D attached hereto.

"Tissue Processing" shall mean the separation of Adipose Stromal Vascular Fraction from fat tissue utilizing the Technology.

2. OBLIGATIONS OF ICB

Marketing. During the Term (as defined below), Licensee shall market and promote the Laboratory Facilities to Referring Physicians and Veterinarians and parties interested in establishing new tissue-processing facilities within the Territory. ICB acknowledges and agrees that Licensee may market and promote the technology through the use of media within the Territory. ICB will provide Licensee all relevant marketing materials during the Term. Licensee has the right to create its own documents and marketing material related to the Technology subject to the approval of ICB, which approval cannot be unreasonable withheld. ICB will be deemed to have approved any proposed advertising, promotional material or product name or label if Licensee submits specimens thereof to ICB for review together with complete particulars about the proposed use thereof, and Licensee provides any additional information reasonably requested by ICB concerning such proposed use, and Licensee does not notify Licensee of its disapproval within ten (10) days after Licensee submits such material to ICB (extended as requested in writing by ICB as necessary to permit ICB the same length of time to evaluate any such additional information requested by ICB).

Transportation. Licensee shall be responsible for the coordination of the pickup, delivery and return of all Specimens between Referring Physicians' offices and any Laboratory Facilities established by Licensee.

Disposables. ICB will provide to Licensee a list of the necessary disposables to be used for tissue processing pursuant to this agreement as required. The Disposables necessary for Tissue Processing pursuant to this Agreement and as required by the ICB Protocol. Licensee agrees not to use any Disposables and supplies not specified and approved by ICB. A list of the Disposable and their prices is set forth in Exhibit F attached hereto.

Qualified Personnel. At no additional charge to Licensee, ICB shall train the personnel who will be responsible for the performance of the Tissue Processing required in the ICB Protocol. ICB reserves the right, in its sole determination, to require Licensee to replace such personnel if ICB in good faith deems such personnel unqualified. Once such training has been completed, Licensee shall be responsible for ongoing compliance and performance of such personnel and shall notify ICB of any changes in the high-level managerial personnel. ICB reserves the right to require additional training of such new personnel at Licensee's cost.

Equipment ICB will provide a list of all the necessary equipment to provide tissue processing services in the licensed territories. ICB represents and warrants that it will extend any equipment discounts that the equipment manufactures afford ICB to the licensee. However, licensee shall be obligated to, purchase the equipment directly from the equipment manufacturers. Exhibit E

3.OBLIGATIONS OF LICENSEE

Compliance with ICB Protocols. Licensee shall diligently undertake, perform, and complete all Tissue Processing; provide the personnel to perform the Tissue Processing; provide all supplies and materials other than Disposables; and perform the Tissue Processing in accordance with the ICB Protocol including, but not limited to, same day turnaround times, methods of analysis, scope of testing services, sample evaluation and chain of custody. Licensee shall perform such services with care, skill, and diligence, in accordance with the applicable professional standards currently recognized in the community. Licensee shall be responsible for the professional quality, technical accuracy, completeness, coordination, and timeliness of all Tissue Processing performed by Licensee under the ICB Protocol, Licensee shall use sound and professional principles and practices in accordance with normally accepted industry standards in the performance of Tissue Processing under this Agreement and that its performance shall reflect its best professional knowledge, skill, and judgment.

Communications. Licensee agrees to provide communications and computer equipment and access that may be required for Tissue Processing, including but not limited to high speed Internet access for Licensee's computers and such other systems that may be required pursuant to the ICB Protocol.

Compliance with Laws. Licensee represents and warrants to ICB that it will comply with Applicable Laws that exist in Canada. If Licensee fails to meet applicable professional standards, Licensee shall, without additional compensation from ICB, correct or revise any errors or deficiencies in items or services furnished under this Agreement. Failure by Licensee to comply with any applicable law shall be considered a material breach of this Agreement. Upon the request of ICB, Licensee shall provide ICB with a copy of all of its relevant licenses, registrations and credentials (and any renewals thereof).

Equipment. Licensee shall be required to purchase all the equipment necessary to provide tissue processing services in the territory from the list of vendors in Exhibit E. Failure to use the specified equipment will be considered a breach of this agreement and would need to be cured within a 30 day period within time of notification by ICB.

Reports.

(a) Within 5 days after the conclusion of each Calendar week commencing with the Effective Date, Licensee shall deliver to Licensor a report certified as being correct by the Chief Executive Officer of Licensee containing weekly readouts from the Lab Equipment in the event ICB 's pay-per-click system is inoperable; and

(b) Within 15 days after the conclusion of each Calendar month commencing with the Effective Date, Licensee shall deliver to Licensor a report certified as being correct by the chief executive officer of Licensee containing the number of Tissue Processing(s) for such calendar month.

4. GRANT OF LICENSE

Technology License Grant. Subject to the terms and conditions of this Agreement, ICB hereby grants to Licensee an exclusive, non-assignable, non-transferable, sub-licensable license to use and practice the Technology, solely for the provision of Tissue Processing and solely within the Territory, and strictly for no other purposes.

Trademark License Grant. Subject to the terms and conditions of this Agreement, ICB hereby grants to Licensee an exclusive, non-assignable, non-transferable, sub-licensable license, royalty-bearing license to use the Trademarks, solely in connection with the Tissue Processing and solely within the Territory, and strictly for no other purposes.

Exploitation. Licensee hereby accepts the rights granted to Licensee pursuant to this Agreement and agrees to use its best efforts in its use and exploitation of such rights throughout the Territory. Licensee shall not solicit business, market, promote, advertise, distribute nor perfoini any Tissue Processing outside of the Territory, either directly or indirectly, itself or through Third Parties. Notwithstanding the foregoing, the Parties agree that Licensee may market and promote the Laboratory Facilities through the use of media within the Territory. ICB acknowledges that any inquiry generated from the Internet from outside the Territory shall be forwarded to ICB.

Reservation of Rights. Notwithstanding any other provision of this Agreement, ICB hereby reserves the perpetual, royalty-free worldwide right to license and use the Patent, Trademarks and the Technology licensed hereunder for any purpose, including marketing the Patent and Technology within or outside the Territory, it being the intent of the Parties that ICB shall be entitled to continue to use and enjoy the Patent, Trademarks and the Technology to the fullest extent; provided, however, that ICB agrees not to grant any license to use the Patents, Trademarks and the Technology for use in the Tissue Processing, to any Person within the Territory for the duration of the Term.

Ownership of Patent, Trademarks and Technology. The Parties expressly acknowledge and agree that the Patents, Trademarks and Technology are, and shall remain, the sole property of ICB, and that Licensee shall have no right, title or interest therein except as explicitly set forth in this Agreement. All rights, title and interest in and to any and all improvements, developments or inventions relating to the Patents, Trademarks and Technology or arising from the license of the Patents, Trademarks and Technology hereunder, that are made, arrived at or discovered by or on behalf of ICB, Licensee or their affiliates, are and shall be owned solely and exclusively by ICB; and, if intended for or applicable to the Tissue Processing, shall be automatically licensed to Licensee on the same terms hereof applicable to the Patents, Trademarks or Technology.

5. PATENT AND TRADEMARKS.

Obligation to Prosecute and Maintain the Patents and Trademarks. ICB shall actively prosecute and maintain the Patent and Trademarks in the Territory. If ICB fails to do so, ICB hereby appoints Licensee as its attorney to prosecute and maintain the Patent and the Trademarks in the Territory in the name of ICB and Licensee shall be entitled to deduct all costs of doing so from any payments due to ICB under this Agreement, whether or not the Licensee is successful in defending said action.

Responsibilities for Filing, Prosecuting and Maintaining the Patent and Trademarks. ICB shall have the exclusive right, but not the duty, to file, prosecute, defend and maintain the appropriate patent and trademark protection for the Patent and Trademarks in any jurisdiction In the event that ICB decides not to prosecute or maintain the Patent or Trademarks, then it will advise RegenaStem 30 days in advance of the due dates or expiry of any filings including legal defenses and/or payments requirements. The Licensee will have the right to prosecute and/or maintain the patents and they shall become the property of the Licensee.

Infringement. Licensee shall give ICB prompt written notice of any claim or allegation received by it that the use of the Patent, Trademarks and/or Technology constitutes an infringement of a Third Party patent, trademark or other intellectual property right. ICB shall have the exclusive right, at its option and expense, to undertake and control the litigation of any alleged infringement of the Patent, Trademarks and/or Technology. Licensee shall cooperate in any such actions.

Patent and Trademark Enforcement. With respect to any alleged infringement involving the Technology or any claim of any Patent or Trademark, ICB shall have the exclusive right, but not the duty, to institute patent, trademark or other infringement actions against Third Parties. In the event that ICB does not initiate infringement actions against Third Parties, the Licensee may initiate said actions on their own and as consideration for defending same ICB shall grant full ownership of the Technology within the Territory to the Licensee.

Covenant Not to Challenge. Except as otherwise may be required by law or as may be ordered by a court of competent jurisdiction or other governmental or quasi-governmental authority, Licensee covenants and agrees that during the Term, it shall not commence, maintain or cooperate in the maintenance of any action or proceeding seeking, by way of claim or defense, in whole or in part, to challenge the validity of the Patent, Trademarks and/or Technology, any of the claims contained therein or ICB's ownership thereof. Licensee shall cooperate with ICB in any action or proceeding, in asserting on behalf of ICB the validity of the Patent, Trademarks and/or Technology claims, or ownership thereof. ICB shall be solely responsible for any costs incurred by either party in asserting or defending the validity and/or ownership of the Patent, Trademarks and/or Technology.

Compliance with Laws. The terms of this Agreement are intended to be in compliance with all federal, provincial and local statutes, regulations and ordinances applicable on the date the Agreement takes effect. Should legal counsel for either party reasonably conclude that any portion of this Agreement is or may be in violation of such requirements, or subsequent enactments by federal, provincial or local authorities, within thirty (30) days of any such determination, the parties shall cooperate and take all necessary steps to amend and/or modify the terms of this Agreement as may be necessary to establish compliance with applicable law then in effect.

In the Event of Licensor filing Liquidation. If Licensor files to be liquidated, then all rights to the patent and trademarks shall vest with the licensee solely for their license area/ territory as described in Schedule C.

6. TERM AND ERMINATION

Term. Unless earlier terminated as provided below, this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of twenty (20) years (the "Initial Term"). Thereafter, this Agreement shall renew for subsequent periods of five years on the same terms and conditions agreed upon in this agreement in perpetuity (each a "Renewal Term"). The Initial Term and the Renewal Terms are collectively referred to herein as the "Term". In the event the Licensee does not intend to renew this Agreement after the Initial Term, the Licensee shall notify ICB of its intention not to renew at least ninety (90) days prior to the expiration of the Initial Term or any subsequent Renewal Term.

Termination by ICB. ICB may terminate this Agreement upon written notice if any of the following shall occur:

(i) Upon Licensee's failure to follow the ICB Protocol for Tissue Processing which has not been cured within ten (10) business day after ICB gives written notice to Licensee of such default;

(ii) Upon ICB learning of Licensee's failure to report any Tissue Processing to ICB that has not been cured within ten (10) business days after ICB gives written notice to Licensee of such default; and

(iii) If Licensee determines or attempts to determine the Technology for Tissue Processing.

Termination by Either Party. Either party may terminate this Agreement by written notice to the other party if any of the following shall occur:

(i) in the event of a material default of any duty, obligation or responsibility imposed on the defaulting party by this Agreement which has not been cured within ten (10) business days after the non-defaulting Party gives written notice to the defaulting party of such default. If the default is of such of a nature that it cannot be cured within ten (10) business days, the ten (10) business day cure period shall be extended for a further ten (10) business days (provided that the defaulting party has made diligent efforts to effect a cure during that initial cure period).

(ii) If the other party makes an assignment for the benefit of creditors; is adjudicated bankrupt or insolvent; petitions or applies to any tribunal for the appointment of a trustee or receiver for such party for any substantial part of its assets; commences any proceedings seeking to take advantage of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; consents to or approves or, by any conduct or action acquiesces in or to any such petition or application filed, or any such proceedings commenced against it by any other person; or failing to remove an order entered appointing any such trustee or receiver or approving the petition in any such proceedings or decreeing its dissolution or liquidation within sixty (60) days after such order is entered.

(iii) In the event ICB seeks termination as a result of said assignment, adjudicated bankrupt or insolvent, petitions or applies to any tribunal or seeks to take any advantage of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, then ICB hereby agrees to transfer said technology and patent rights to the Licensee solely for the territories covered by this License Agreement.

Termination for Non Performance.

(a)In the event that the Licensee is unable to generate, within any 18 month period beginning, provided there is no issue with Health Canada continued approval of ICB technology and with the period following the twenty fourth month during the Term five-hundred thousand Dollars ($500,000.00) in fees payable to ICB in accordance with the terms hereunder, then either party shall be entitled to terminate this Agreement within thirty (30) days written notice, provided however, that in the event of any such termination, ICB shall repurchase the License from Licensee for an amount equal to two times the License Fee (as defined in section 7 below) less all Referral Fees (as defined in section 7 below) earned by Licensee through the date of such Termination. In the event ICB notifies Licensee of its intent to terminate this Agreement, Licensee may elect to have this Agreement become non-exclusive as to the Territory and the Agreement, as amended, shall remain in full force and effect for the remainder of the Initial Term.

(b)In the event that Licensee fails to perform its obligations hereunder in accordance with the ICB Protocol, upon fifteen (15) days prior written notice, ICB may terminate this Agreement.

Following Termination. Termination by either party shall not prejudice any remedy that either party may have, at law, in equity, or under this Agreement. Upon the termination or expiration of this Agreement, Licensee shall immediately discontinue any and all use of the Patent, Trademarks and Technology, and shall, upon ICB's sole determination, within five (5) business days of such termination or expiration, return to ICB or destroy any and all printed material, and all signs, advertising materials, promotional material or any other documentation upon which any of the Trademarks appear in any form whatsoever and that is in Licensee's possession. In addition, each Party shall, within five (5) business days of such termination or expiration, return to the other Party any and all papers and documents or any other materials, whether originals or copies, containing Confidential Information of the other party in its possession or control, including but not limited to all copies of software, all lists of any kind, data, computer printouts, agreements, contracts, and manuals and/or any copies thereof in its possession.

7. FEES

(a) License Fee. In consideration of the grant of the license provided by this Agreement, Licensee shall pay to ICB for the Licensee to use the Technology and Process Knowledge on an exclusive basis in Canada; the Licensee shall purchase $500,000 of ICB's Convertible Preferred private placement (Exhibit G). Two Hundred & Fifty Thousand ($250,000) will be invested upon signing of the license and Two Hundred Fifty Thousand Dollars ($250,000) within the sixty days of initial signing and only after Health Canada's approval. Upon receipt of 50% of the License Fee being of $250,000.00, ICB agrees to transfer said 50% portion of shares to a Canadian Brokerage House as approved and directed to by Licensee with the remaining amount of the shares and warrants to be transferred upon payment of remaining balance of the fee. The Licensee has up to 60 days to pay the balance of the Licensee fee being $250,000.00 to qualify said investment at the existing Convertible Preferred private placement price. In the event the Licensee fails to exercise said investment within 60 days, then it shall be permitted to purchase the same Convertible Preferred private placement at 50% of market value and any such purchase shall deem the Licensee's full satisfaction of said provision and will not deem this Agreement to be in default and/or null and void. The License Fee shall be inclusive of all sales and use and other taxes and fees and ICB shall be solely responsible for payment of such taxes and fees, if any. The Parties agree that, within one hundred and twenty (120) days before the expiration of the Initial Term the Licensee will pay a Renewal fee of $500,000.00 for the next 10 years and/or two 5 year renewal terms in total. Upon ICB receipt of the first payment of $250,000.00 Licensee may begin operation of business in Canada, making applications to Health Canada, establishing laboratories and processing animal tissue.

(b) During the Term, ICB shall pay licensee the following fees for Tissue Processing performed by Licensee:

For each Tissue Processing case performed by Licensee (the "ICB Fees"), achieved through the utilization of ICB's technology, (i.e., net fees of upfront lab fees for the sale of the equipment and training, as well as any disposables that are sold directly) a fee of Thirty percent (30%) of the fees designated by ICB for Tissue Processing, shall be held, paid or remitted to ICB on a monthly basis. (the "Designated Tissue Processing Fee"). The Licensee agrees to submit 30% of the net profit of any Laboratory established.

(c) For purposes of this Agreement, the Designated Tissue Processing Fee shall be determined for the Canadian market to be $3,500.00. For animals the Designated Tissue Processing Fee shall be between $500.00 and $600.00 to be determined by Licensee.

(d) All Fees provided for under this Agreement shall accrue whenever a respective Tissue Processing is performed. Fees shall be paid monthly within five (5) days following the conclusion of each calendar month during the Term.

(e) Simultaneously with the submission of all payments, and not later than five (5) days after the end of each calendar month, but regardless of whether any payment is due, ICB shall submit a monthly report, in such manner and form as shall be reasonably acceptable to Licensee, setting forth the number, description, dates and invoice prices of all Tissue Processing cases referred to Licensee and any other information that may be reasonably required by Licensee for the previous calendar month (each a "Fee Statement"). The receipt or acceptance by Licensee of any Fee Statements furnished pursuant to this Agreement, or the receipt or acceptance of any Fees, shall not preclude Licensee from questioning the correctness thereof at any time thereafter for a period of twelve (12) months after such payment is collected or Fee Statement furnished.

(f) Simultaneously with the submission of all payments, and not later than five (5)
days after the end of each calendar month, but regardless of whether any payment is due, Licensee shall submit a monthly report, in such manner and fonn as shall be reasonably acceptable to ICB setting forth the number, description, dates and invoice prices of all Tissue Processing provided and any other infonnation that may be reasonably required by ICB for the previous calendar month (each a "Royalty Statement"). The receipt or acceptance by ICB of any Royalty Statements furnished pursuant to this Agreement, or the receipt or acceptance of any Royalties, shall not preclude ICB from questioning the correctness thereof at any time thereafter for a period of twelve (12) months after such payment is collected or Royalty Statement furnished.

No Deductions. Unless otherwise required by law, all payments made by either party under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, turnover, sales, value added stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any tax or other governmental authority, excluding all present and future income taxes imposed on Licensee.

Fair Market Value. The parties hereby acknowledge that the License Fee and Royalty Fee is consistent with the fair market value for the services to be performed in the community and is the result of bona fide bargaining between well informed parties who are not otherwise in a position to generate business for each other.

8. LICENSEE'S BOOKS AND RECORDS

Books of Account. Licensee shall maintain appropriate books of account and records, of all its operations under or in connection with this Agreement all in accordance with generally accepted accounting principles consistently applied (such as sales journals, sales return journals, cash receipt books, general ledgers, purchase orders and inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement.

Examination by ICB. During the Term, and for three (3) years after the making of any payment or the rendering of any Fee Statement, ICB, and its employees, agents and representatives, shall have the right, at its own expense, on reasonable notice to Licensee (but in no event need such notice be more than five (5) days) and during regular business hours, to examine, photocopy, and make extracts from such books of account and other records, documents and materials (including, but not limited to, invoices, purchase orders, sales records, and reorders) at its sole cost and expense to the extent needed to confirm services, Fees, and other matters relating to compliance with this Agreement regarding such payments or statements, which shall be maintained and kept by Licensee during the period specified herein.

Discrepancies in Reporting. If any examination or audit by ICB for any period discloses that the actual Royalties for that period exceeded those reported by more than five percent (5%), Licensee shall pay the actual and reasonable cost of such examination or audit in addition to the amount of Fees that such examination or audit discloses is owed to Licensee together with interest on the unreported amount at a rate of 10% per annum. All payments due pursuant to this Section must be made within fifteen (15) days after Licensee receives notice thereof.

9. TRADEMARK USE

Use of Trademark. Licensee shall use and display the Trademarks only in such forms as specifically approved in writing in advance by ICB, including without limitation, use of the Trademarks on advertising, promotional or publicity materials, displays, stationary or business cards and shall not use the Trademarks on any such items unless so approved. Licensee shall not use any of the Trademarks in its corporate name or file any "d/b/a" incorporating the Trademarks, however ICB hereby acknowledges and agrees that the Licensee may, under its own discretion, operate under the name of IntelliCell Bioscience of Canada and as a result may acquire any and all trademarks, domain names etc., as required to properly and official brand the Licensee's operating entity.

Limitation. Any use of the Trademarks by Licensee is limited to the Territory and is granted solely for the ordinary business of Licensee in connection with Tissue Processing in the

Territory for Licensee's patients. None of Licensee's rights to use the Trademarks shall be transferable, either in whole or in part. Licensee acknowledges the exclusive right, title and interest of ICB in and to the Trademarks, and shall not at any time contest or in any way impair such right, title and interest, or indicate to the public in any manner whatsoever that Licensee has or has ever had an interest in the Trademarks other than the limited right to use them as specified in this Agreement.

Exclusive Property of Licensee. As between Licensee and ICB, the Trademarks, as well as any other trademarks, marks, service marks, trade names, logos, symbols, trade dress, copyrights and/or other intellectual property relating to or used in connection with the Technology and Tissue Processing are, and shall remain, the exclusive property of ICB. Licensee may not register any similar trademarks, marks, logos, trade dress, copyrights or symbols. ICB hereby acknowledges and agrees that the Licensee shall operate under the name of IntelliCell Bioscience of Canada and as a result and may acquire any and all trademarks, domain names etc., as required to properly and official brand the Licensee's operating entity.

No Reproduction. Other than expressly provided for in this Agreement, Licensee shall not directly or indirectly reproduce, copy, alter, edit or otherwise modify or make or cause to be made any imitation of the Technology or the Tissue Processing. Licensee shall not, during the Term hereof or thereafter, attempt to acquire any rights in connection with the Trademarks or other intellectual property of Licensee. The use by Licensee of the Trademarks shall not in any way create in Licensee any right, title or interest in or to the Trademarks or any other intellectual property of Licensee.

10. INDEMNITY AND REPRESENTATIONS

Indemnification by Licensee. Licensee hereby saves and holds ICB harmless of and from and indemnifies and agrees to defend ICB against any and all losses, liability, damages and expenses (including reasonable attorneys' fees and expenses) which ICB may incur or be obligated to pay, or for which ICB may become liable or be compelled to pay in connection with any action, claim or proceeding by third parties against ICB for or by reason of or in connection with Licensee's negligent operation of the Laboratory Facility, negligent use of the Patent, Trademarks and/or Technology; and/or any breach of the representations and warranties of Licensee set forth in this Agreement.

ICB will give Licensee notice of any action, claim, suit or proceeding in respect of which indemnification may be sought and Licensee shall defend such action, claim, suit or proceeding on behalf of ICB. In the event appropriate action is not taken by Licensee within thirty (30) days after its receipt of notice from ICB, then ICB shall have the right, but not the obligation, to defend such action, claim, suit or proceeding. Licensor may, subject to Licensee's indemnity obligation under this Section 10, be represented by its own counsel in any such action, claim, suit or proceeding. In any case, the ICB and the Licensee shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made. Nothing contained in this Section shall be deemed to limit in any way the indemnification provisions set forth above except that in the event appropriate action is being taken by Licensee, by counsel reasonably acceptable to ICB, with respect to any not-trademark or intellectual property action, claim, suit or proceeding, ICB shall not be permitted to seek indemnification from Licensee for attorneys' fees and expenses incurred without the consent of Licensee. In connection with the aforesaid actions, claims and proceedings, the parties shall, where no conflict of interest exists, seek to be represented by common reasonably acceptable counsel. In connection with actions, claims or proceedings involving trademark or other intellectual property matters which are subject to indemnification hereunder, ICB or shall at all times be entitled to be represented by its own counsel, for whose reasonable fees and disbursements it shall be entitled to indemnification hereunder.

Indemnification by ICB. ICB hereby agrees to indemnify, defend and hold harmless Licensee, its officers, owners, managers and employees ("Licensee Indemnified Parties") from and against any and all losses, liability, damages and expenses resulting from any claim by any third party that the ICB Patent, Trademarks or Technology infringe such third party's U.S. patents issued as of the Effective Date, or infringes or misappropriates, as applicable, such third party's copyrights or trade secret rights under applicable laws of any jurisdiction within the United States of America, provided that Licensee promptly notifies ICB in writing of the claim, cooperates with ICB, and allows ICB sole authority to control the defense and settlement of such claim. If such a claim is made or appears possible, Licensee agrees to permit ICB, at ICB's sole discretion, to enable it to continue to use the Patent, Trademarks and/or Technology or to modify or replace any such infringing material to make it non-infringing. If ICB determines that none of these alternatives is reasonably available, Licensee shall, upon written request from ICB, cease use of, and, if applicable, return, such materials as are the subject of the infringement claim.

Warranties and Representations. Nothing in this Agreement shall be deemed to be a representation or warranty by ICB of the validity of the Patent, Trademarks or Technology or the accuracy, safety, efficacy or usefulness for any purpose thereof. Except as otherwise provided in this Agreement, ICB shall have no obligation, express or implied, to supervise, monitor, review or otherwise assume responsibility for any use of the Patent, Trademarks and/or Technology by Licensee in the provision of the Tissue Processing, and ICB shall have no liability whatsoever to Licensee or any Third Parties for or on account of any injury, loss or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon Licensee, its Affiliates or any other person or entity arising out of or in connection with or resulting from any use of the Patent, Trademarks and/or Technology by Licensee in the provision of the Tissue Processing.

11. DISCLAIMERS.

Licensee acknowledges that: ICB is not the manufacturer of the Equipment nor the manufacturer's agent nor a dealer therein and ICB has not made and does not make any warranty or representation whatsoever, either express or implied, as to the fitness, condition, merchantability, design or operation of the Equipment, its fitness for any particular purpose, the quality or capacity of the materials in the Equipment or workmanship in the Equipment

12. CONFIDENTIAL INFORMATION

Nondisclosure of Confidential Information. Except Both Parties agree not to disclose any of the other Party's ("Disclosing Party") Confidential Information, verbal or written, which may be conveyed to the other Party ("Recipient") from any source before, during or subsequent to the Term of this Agreement. It is expressly understood and agreed that any such Confidential Information conveyed to Recipient is intended for the Recipient's internal use only and shall be protected by the Recipient with the same diligence, care, and precaution (but in no event less than reasonable care) that the Recipient uses to protect its own Confidential Information. At the Disclosing Party's request, the Recipient shall return any or all Confidential Information then in its possession, including all copies thereof. Both parties shall incorporate the substance of this section when Confidential Information is shared with third parties in conformity with the performance of its obligations under this Agreement to the extent that Confidential Information is provided to third parties.

Non-Confidential Information. Both Parties shall have no obligation with respect to the disclosure and use of non-confidential information to the extent such information: (i) is or becomes generally available to the public other than as a consequence of a breach of an obligation of confidentiality by the Recipient; (ii) is made public by the Disclosing Party; (iii) is independently developed by Recipient; (iv) is received from a third party independent of either Party without breaching an obligation of confidentiality; or (v) is required to be disclosed in order to comply with applicable law or regulation (including, without limitation, compliance with any rule or regulation promulgated by the Securities and Exchange Commission) or with any requirement imposed by judicial or administrative process or any governmental or court order, provided however that the party making such disclosure must provide reasonable notice to the other party, to the extent possible.

13. LABORATORY FACILITY

Ownership and Operation. The Parties acknowledge and agree that Licensee shall be the sole owner and operator of the Laboratory Facility. Licensee shall be solely responsible for obtaining any licenses, permits or certifications necessary for operation of the Laboratory Facility.

14. MISCELLANEOUS

Relationship of Parties. In performing their respective duties under this Agreement, each of the parties shall be operating as an independent contractor. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer employee or joint venture relationship between the Parties. No Party shall make any commitments for the other.

Assignment. Neither this Agreement, nor any of the rights or interests of ICB or Licensee hereunder, may be assigned, transferred or conveyed by operation of law or otherwise without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that either party (the "Selling Party") may assign its rights and interest under this Agreement to any acquirer of such Selling Party in any transaction that constitutes a Change of Control for such Selling Party. A Change of Control shall mean the sale of substantially all of the assets of such Selling Party, the sale of substantially all of the stock of such Selling Party or the merger or consolidation of such Selling Party with a third party in which the Selling Party is not the surviving entity.

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered, to the addresses set forth below, personally or by a recognized overnight courier service. Any such notice shall be deemed given when so delivered personally or, if delivered by overnight courier service, on the next business day after the date of deposit with such courier service:

If to ICB:

IntelliCell Biosciences Inc. 30 East 76th Street
New York, New York 10021 Attn: Dr. Steven Victor, CEO

If to Licensee:

RegenaStem Inc.
13 King Street West Stoney Creek, Ontario L8G 1G9 Canada Attn: Dr. Nick Vaccaro, CEO

With a copy to:

Attn.: Mr. Jason Kane, President

Any Party may, by notice given in accordance with this section to the other Party, designate another address or person for receipt of notices hereunder.

Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

Amendment. No amendment, modification or supplement of any provisions of this Agreement or its Exhibits and Schedules shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

Ambiguities. This Agreement was the subject of preliminary drafts and review thereof by both parties and their attorneys. Accordingly, any ambiguities herein shall not be interpreted against the interest of the party that drafted the final agreement or the alleged ambiguous provision.

Governing Law. The construction, interpretation and enforcement of this Agreement shall be governed by the internal laws of the State of New York, excluding its conflict-of-laws principles. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.

Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein.

Injunctive Relief. Each Party acknowledges that, in the event of its breach or threatened breach of any of the provisions of this Agreement, the non-breaching Party would sustain great and irreparable injury and damage. Therefore, in addition to any other remedies which the non-breaching Party may have under this Agreement or otherwise, the non-breaching Party shall be entitled to an injunction issued by any court of competent jurisdiction restraining such breach or threatened breach. This Section shall not, however, be construed as a waiver of any of the rights which the non-breaching Party may have for damages or otherwise.

Force Majeure. For the period and to the extent that a party hereto is disabled from fulfilling in whole or in part its obligations hereunder, where such disability arises by reason of an event of force majeure (including, but not limited to, any law or government regulation, or any act of God, flood, war, terrorism, revolution, civil commotion, political disturbance, fire, explosion, or any other cause whatsoever over which such party has no control), such party shall be released from its obligations hereunder until the cessation of such disability. Notice of any such disability and cessation thereof shall forthwith be given by the party claiming the benefits thereof to the other. The provisions of this Article shall not be applicable to any obligation involving the payment of money.

Counteiparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile.

Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the date first above written.